Exhibit 10.10.3

TERMINATION AGREEMENT

    This Termination Agreement made and entered as of the 30th day of June, 2000 by and between Ballantyne of Omaha, Inc., a Delaware corporation, ("Ballantyne"), and Canrad, Inc., a Delaware corporation, ("Canrad").

RECITALS:

    This Agreement is made with reference to the following facts and objectives:

    A.  Ballantyne and Canrad entered into a Management Services Agreement dated as of September 12, 1995 (the "Agreement"), which Agreement was amended by Amendment No. 1 dated as of July 1, 1997, and Amendment No. 2 dated as of January 1, 1999, under the terms of which Canrad contracted with Ballantyne to provide managerial and other advisory services to Ballantyne and its subsidiaries.

    B.  The parties desire to terminate said Agreement and to settle all claims with respect to said Agreement.

AGREEMENT:

    NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements and undertakings hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  Termination of Agreement. The parties hereto agree that the Agreement is terminated effective June 30, 2000. Ballantyne shall pay Canrad all unpaid management fees accrued through that date.

    2.  Release. Each party for itself, its successors and assigns, hereby releases, acquits and forever discharges the other party, its successors and assigns, of an from all causes of action, suits, claims or demands, whatsoever, in law or in equity, which either party had, has had, now has, or hereafter may have, against the other arising out of said Agreement.

    3.  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter, and all prior discussions, negotiations, commitments and understandings between the parties or their counsel are merged herein.

    4.  Additional Documents. All parties agree to cooperate fully in executing all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Termination Agreement.

    5.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    6.  Parties Bound. The provisions and stipulations in this Agreement inure to the benefit of, and shall be binding upon, the parties, their officers, employees, agents, affiliates, successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June 30, 2000.

BALLANTYNE OF OMAHA, INC., a Delaware Corporation, "Ballantyne"
BY:	/s/ JOHN WILMERS
Its:	President
CANRAD, INC., a Delaware Corporation, "Canrad"
BY:	/s/ GERTRUDE E. ZAKHARY
Its:	Authorized Signatory